Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street, Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

Contacts:
Investors:	Media:
Ramesh Shettigar	Eileen L. Beck
(717) 225-2746	(717) 225-2793

Glatfelter Appoints New Chief Operating Officer
~ Streamlines Senior Leadership to Accelerate Business Performance ~

CHARLOTTE, North Carolina – April 5, 2023: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today announced that Mr. Boris Illetschko has been appointed to the role of Senior Vice President, Chief Operating Officer.  He replaces the Company’s current Senior Vice President, Chief Commercial Officer, Mr. Christopher W. Astley, and Senior Vice President, Integrated Global Supply Chain and IT, Mr. Wolfgang Laures, both of whom will leave the Company effective immediately.  The Company noted that these changes are not related to Glatfelter’s operations, financial reporting or controls, or personal conduct.

“Since joining Glatfelter, I have assessed the leadership skills and capabilities that are essential to driving Glatfelter’s financial performance improvement, which led me to consolidate the Company’s commercial and supply chain leadership into a single, integrated chief operating role.  I am delighted that Boris Illetschko will be serving in this capacity given his previous experience leading multi-national commercial and supply chain functions throughout Europe, North America, and Asia,” said Mr. Thomas M. Fahnemann, President and Chief Executive Officer.  “Also, I want to thank Chris and Wolfgang for their respective 12 years and 3 years of dedicated service and commitment to Glatfelter, and for the support they have provided to me during my early Glatfelter tenure.”

Mr. Fahnemann continued, “My goal with these changes is to streamline the decision-making and real-time assessment of the business needs for the commercial and supply chain functions under one single point of accountability for delivering results.  This restructuring provides for an effective combination of strengths and capabilities from our long-tenured leaders, whose deep knowledge of our business and the markets we serve, remains invaluable.  When combined with our recently hired leaders who bring new insights and external perspectives, we gain the best combination of comprehensive talent.  I am excited to lead this team to a new level of performance.”

Most recently, Mr. Illetschko served as global Group Chief Commercial Officer & Group Managing Director for voestalpine Rotec GmbH, Krieglach, Austria, where he was responsible for ten production facilities located in North America, Europe, and China. Prior to this role, he worked as an independent industry consultant from 2017 to 2019.  From 2011 to 2017, Mr. Illetschko worked for Semperit AG Holding, Austria where he was responsible for various roles including corporate development and mergers and acquisitions, as well as General Manager for a global business segment with production sites in Europe, India, and China.

Mr. Illetschko is an Austrian citizen and holds several degrees, including a Master of Business Administration from the University of Toronto, Canada and Advanced Management degrees from the

University of Manchester Institute of Science and Technology (UMIST), United Kingdom, as well as the Johannes Kepler University Linz, Austria.

Mr. Illetschko will join Glatfelter after completing his legally required notice period with his current employer, which will conclude no later than October 1, 2023.  During this interim period, Mr. Fahnemann will provide direct leadership to the management who will report into Mr. Illetschko upon his arrival.

About Glatfelter
Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high-quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2022 revenue was $1.5 billion with approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, France, Spain, the United Kingdom, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about the Company may be found at www.glatfelter.com.